Exhibit 99.1

The St. Joe Company (JOE) Reports First Quarter 2008 Financial Results

Panama City – Bay County International Airport Construction Progresses on Schedule

JACKSONVILLE, Fla.--(BUSINESS WIRE)--The St. Joe Company (NYSE:JOE) today announced Net Income for the first quarter 2008 increased $12.4 million to $32.1 million, or $0.40 per share, compared to Net Income of $19.7 million, or $0.27 per share, for the first quarter of 2007. JOE’s first quarter results included pre-tax impairment charges of $2.3 million, or $.02 per share after taxes, as a result of continuing declines in sales and listing prices principally in our primary communities. Also included in 2008 results are pre-tax restructuring charges of $0.5 million, or less than $0.01 per share after tax, compared to $3.2 million, or $0.03 per share after tax, in 2007. All per share references in this release are presented on a diluted basis.

“Like the rest of the country, Florida is facing very challenging real estate market conditions. Consumer confidence is declining and many consumers seem to be deferring residential real estate purchases until there is more economic clarity,” said chairman and CEO Peter S. Rummell. “With the U.S. and Florida economies battling rising home foreclosures, a tightening of credit and a significant inventory of unsold homes, predicting when residential real estate markets will return to health remains difficult. However, demand for rural land remains strong, and we are having success selling non-strategic rural land parcels to a wide variety of customers.”

During the first quarter, significant progress was achieved in four areas:

  Construction of the Panama City - Bay County International Airport moved forward on time and on budget after several favorable judicial decisions;
  JOE’s successful equity offering made JOE virtually debt free and increased its financial flexibility to weather the current market downturn;
  JOE sold 57,435 acres of non-strategic rural lands for a total of $91.1 million; and
  JOE’s succession plan was implemented smoothly with president and COO Britt Greene slated to become CEO on May 13th.

“While it is impossible to predict when conditions in JOE residential markets will improve, we are taking important steps to be properly positioned when they do,” said Rummell. “We have become a leaner, more nimble company.”

“Looking ahead two years from today, 2010 will be an important time for JOE,” said Rummell. “The new Panama City - Bay County airport is scheduled to open at that point and many economists think economic conditions will be improving by then. Our job between now and then is to focus on the demand side of the equation and work with a broad range of strategic allies - from the state economic development organizations to third-party developers - to ensure West Bay and the new airport are a success.”

Airport Progress Continues

“We are pleased that the construction of the Panama City – Bay County International Airport is progressing on schedule,” said Rummell. “Each day the Airport Authority continues with construction brings us one day closer to a new airport capable of attracting better air service and stronger economic development to the region. It also brings us closer to the permanent protection of West Bay and the establishment of the West Bay Preservation Area.”

The Airport Authority has received all final permits, completed and approved the airport relocation financial package and construction is well underway. The Airport Authority continues to estimate that the new airport will open in mid-2010, barring unexpected delays or additional legal challenges. Airport opponents have filed suits in three different federal courts in an effort to halt or delay the relocation of the airport. To date these courts have consistently issued rulings allowing construction to continue.

“On a separate front, Coastal Vision 3000, a rapidly growing business group with members from across Northwest Florida, has initiated a regional effort to attract improved air service to Northwest Florida,” said Rummell. “With the airport now well under construction, we must focus our attention on efforts to drive demand for real estate in Northwest Florida. That includes air service marketing and economic development. The new airport is an extraordinary economic development tool that we intend to take full advantage of.”

JOE’s Balance Sheet

On March 3, 2008, JOE sold 17,145,000 shares of its common stock. The approximately $580 million of net proceeds from the public offering were used to repay substantially all of JOE's outstanding indebtedness.

“JOE’s successful equity offering has dramatically increased our financial flexibility in weathering the current market downturn,” said William S. McCalmont, JOE’s CFO. “As we move forward, we are committed to maintaining a strong balance sheet.”

At March 31, 2008, JOE’s debt was $288.7 million, including $30.2 million of defeased debt. On April 4, 2008, JOE paid off $240 million of Senior Notes making it virtually debt free. At the end of the first quarter, JOE had approximately $480.3 million of available capacity under its $500 million Revolving Credit Facility.

Additionally, JOE continues to focus on reducing its capital expenditures and overhead expenses. JOE expects capital expenditures in 2008 to be less than $90 million and even lower in 2009.

Operating Results

During the fourth quarter of 2007, JOE announced it was marketing non-strategic rural lands for sale. During the quarter that ended March 31, 2008, JOE sold 57,435 acres for a total of $91.1 million, with prices ranging from $1,330 to $4,500 per acre.

“Demand for both large and small tracts of rural land has held up well during this current market downturn,” said JOE president and COO Britt Greene. “We continue to see interest from large landowners, recreational land buyers, conservation land buyers and pension funds.”

Resort and primary residential sales generated $9.7 million in revenue. As anticipated, conditions in JOE’s residential markets remain difficult. JOE did not close any commercial land sales during the first quarter. Due to the challenges facing the retail industry, as well as the nature of commercial land transactions, JOE expects its revenue from commercial land sales to remain lumpy.

“We continue to see interest in strategically located commercial and industrial property,” said Greene. “We have had solid interest from prospective retail, hospitality and commercial users and strategic partners in property in the West Bay Sector near the new airport. However, we are going to be strategic in how best to realize this land’s value. We are evaluating ways to build sustainable recurring income streams from commercial development on this very valuable land.”

Land Holdings and Entitlements

On March 31, 2008, JOE owned approximately 638,000 acres, concentrated primarily in Northwest Florida. Approximately 430,000 acres, or 68 percent, of JOE’s total land holdings are within 15 miles of the coast of the Gulf of Mexico.

On March 31, 2008, JOE’s land-use entitlements in hand or in process totaled approximately 46,200 residential units and approximately 14.5 million square feet of commercial space, as well as an additional 611 acres with land-use entitlements for commercial uses.

Management Succession

On May 13, 2008, the date of JOE’s 2008 annual meeting of shareholders, Britt Greene will assume the position of CEO of JOE. Peter Rummell will continue to serve as Chairman of the Board of Directors.

“I am immensely proud of what we have accomplished during the last 11 years," said Rummell. “I am equally proud that Britt comes from within the organization, providing stability and context as we move forward.”

FINANCIAL DATA ($ in millions except per share amounts)

Consolidated Results	Quarter Ended March 31,
	2008	2007
Revenues
Real estate sales	$101.3	$82.4
Timber sales	7.6	4.8
Rental revenue	0.6	1.2
Other revenues	7.3	6.6
Total revenues	116.8	95.0
Expenses
Cost of real estate sales	18.9	26.5
Cost of timber sales	4.9	4.4
Cost of rental revenue	0.7	1.1
Cost of other revenues	9.5	8.0
Other operating expenses	15.5	14.7
Corporate expense, net	8.6	7.9
Restructuring charge	0.5	3.2
Impairment losses	2.3	--
Depreciation and amortization	4.7	5.0
Total expenses	65.6	70.8
Operating profit	51.2	24.2
Other income (expense)	(1.7)	0.8
Pretax income from continuing operations	49.5	25.0
Income tax expense	(17.8)	(6.2)
Minority interest	0.4	(0.4)
Equity (loss) in income of unconsolidated affiliates	(0.1)	0.9
Discontinued operations, net of tax	0.1	0.4
Net income	$32.1	$19.7
Net income per share	$0.40	$0.27

Weighted average shares outstanding	79,502,018 (1)	74,257,412

(1) As a result of the recent equity offering, shares outstanding at March 31, 2008 totaled 92,452,108.

Revenues by Segment

	Quarter Ended March 31,
	2008	2007
Residential
Real estate sales	$9.8	$30.1
Rental revenue	0.4	0.2
Other revenues	7.4	6.7
Total Residential	17.6	37.0
Commercial
Real estate sales	0.4	5.5
Rental revenue	0.1	1.0
Other revenues	--	--
Total Commercial	0.5	6.5
Rural Land sales
Real estate sales	91.1	46.7
Total Rural Land sales	91.1	46.7
Forestry sales	7.6	4.8
Total revenues	$116.8	$95.0
Summary Balance Sheet

	March 31, 2008	December 31, 2007
Assets
Investment in real estate	$950.7	$943.5
Cash and cash equivalents	308.9	24.3
Pledged treasury securities	30.2	30.7
Notes receivable	130.2	56.3
Prepaid pension asset	110.9	109.3
Property, plant and equipment, net	22.6	23.7
Other assets	70.5	68.0
Assets held for sale	8.1	8.1
Total assets	$1,632.1	$1,263.9

Liabilities and Stockholders’ Equity
Debt	$288.7	$541.2
Accounts payable, accrued liabilities	135.9	152.3
Deferred income taxes	107.3	83.5
Liabilities of assets held for sale	0.3	0.3
Total liabilities	532.2	777.3
Minority interest	4.3	6.3
Total stockholders’ equity	1,095.6	480.3
Total liabilities and stockholders’ equity	$1,632.1	$1,263.9

Debt Schedule

	March 31, 2008	December 31, 2007
Senior revolving credit facility	$--	$132.0
Senior notes	240.0 (1)	240.0
Term loan	--	100.0
Debt secured by securities, certain commercial and residential property	48.7 (2)	69.2 (2)
Total debt	$288.7	$541.2

(1) All Senior Notes were paid off on April 4, 2008. Also paid on April 4, 2008 were $29.7 million of “make-whole” fees.

(2) Includes $30.2 million of debt defeased in connection with the sale of our office portfolio.

Additional Information

Additional information with respect to the Company’s results for the first quarter 2008 will be made available in a Form 8-K and Form 10-Q that will be filed with the Securities and Exchange Commission today.

Conference Call Information

On Tuesday, May 6, 2008, at 10:30 a.m. (EDT), JOE will host an interactive conference call to review the company’s results for the quarter ended March 31, 2008.

To participate in the call, please phone 888-600-4885 (for domestic calls from the United States) or 913-312-0385 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is 5754866. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 5754866. The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company’s web site at www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this earnings release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;
  future residential and commercial entitlements;
  expected development timetables and projected timing for sales or closings of housing units or home sites in a community;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the anticipated price ranges of developments;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  absorption rates and expected gains on land and home site sales;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including homebuilders;
  the pace at which we release new products for sale;
  comparisons to historical projects;
  the amount of dividends, if any, we pay; and
  the number or dollar amount of shares of company stock which may be purchased under our existing or future share-repurchase programs.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the lack of available mortgage financing, increases in foreclosures and changes in interest rates and conditions in the financial markets;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs to the book value of our real estate assets;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

  a failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial development in Northwest Florida;
  competition from other real estate developers;
  changes in pricing of our products and changes in the related profit margins;
  changes in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the development of a proposed new airport in Bay County, which is dependent on the availability of adequate funding and the successful resolution of any legal challenges;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;
  high property tax rates in Florida, and future changes in such rates;
  changes in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2008, The St. Joe Company. “St. Joe,” “JOE,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company, Jacksonville
JOE Media Contact: Jerry M. Ray, 904-301-4430
jray@joe.com
or
JOE Investor Contact: David Childers, 904-301-4302
dchilders@joe.com